For Further Information:
Michael W. McCarthy	Jane Ryan
VP- Corporate Communications	Account Director
Photronics, Inc.	MCA
(203) 775-9000	(650) 968-8900
mmccarthy@brk.photronics.com	jryan@mcapr.com

FOR IMMEDIATE RELEASE
         May 20, 2003

PHOTRONICS REPORTS SECOND QUARTER RESULTS

BROOKFIELD, Connecticut    May 20, 2003 -- Photronics, Inc. (Nasdaq:PLAB), the world’s largest sub-wavelength reticle solutions supplier, today reported fiscal second quarter 2003 sales and earnings results for the period ended May 4, 2003.

Sales for the quarter were $85.5 million, down 17.1%, compared to $103.1 million for the second quarter in 2002.  As anticipated, sales increased sequentially and were 5.0% higher than the $81.4 million reported in the first quarter of the fiscal year.  The net loss for the second quarter of fiscal 2003 amounted to $44.1 million, or $1.37 per diluted share compared to the prior year’s net income of $2.5 million, or $0.08 per diluted share.  The net loss for the quarter includes the impact of after tax restructuring charges totaling $39.9 million, or $1.24 per diluted share, recorded in a previously announced consolidation of its North American operating infrastructure that included, among other items, the closure of the Company’s Phoenix, Arizona manufacturing facility and a global reduction in its work force of approximately 10%.  Excluding the previously mentioned consolidation charges recorded in the second quarter of 2003, diluted loss per share for the second quarter amounted to $0.13, compared with net income per diluted share of $0.08 in the second quarter of 2002.

Sales for the first six months of 2003 were $166.9 million, down 16.0% from the $198.7 million for the first half of fiscal 2002.  Excluding the previously mentioned restructuring charges recorded in the second quarter of 2003, net loss for the first six months of the current fiscal year totaled $12.7 million, or $0.40 per diluted share, compared to net income of $4.3 million, or $0.14 per diluted share for the first six months of 2002.  After giving effect to the restructuring charges, the net loss for the first six months of fiscal 2003 was $52.6 million, or $1.64 per diluted share.

In commenting on the Company’s financial performance Sean T. Smith, Chief Financial Officer noted, “During the quarter, Photronics made significant progress in positioning itself to achieve its immediate near-term goal of returning to profitability.  Two major initiatives have enabled us to reduce operating costs and significantly improve our liquidity.  While always difficult because of its effect on people, business conditions dictated that we further streamline our manufacturing network in North America, reduce our global work force by approximately 10% and implement other cost reduction programs including salary reductions for management personnel.  The results of these actions have enabled Photronics to reduce its break even point down to a range of approximately $87 million to $88 million.  In terms of strengthening the balance sheet, the Company successfully issued $150 million in five year convertible notes carrying an interest rate of 2.25%.  More recently, Photronics announced it would use a portion of these proceeds to redeem the outstanding $62.1 million convertible notes due in 2004, which carry an interest rate of 6%.  As a result, we have effectively pushed out any immediate calls on the Company’s cash until 2005, reduced net interest expense, and significantly improved our liquidity.”

Dan Del Rosario, Chief Executive Officer, summarized his assessment and outlook for the future by stating, “Yields for 130 nanometer semiconductor fabrication process have continued to make steady gains, but still have room to improve further.  At the same time, sources indicate that integrated circuit designers are more actively migrating to this node, though they have been reluctant to send these designs into production until wafer fab yields rise and end market demand develops more momentum.  In this environment, our most important near-term goal is to structure ourselves for a return to profitability, which we fully expect when we report the July quarter results.  While the streamlining of our global manufacturing and service infrastructure and the strengthening of our balance sheet are important first steps, our ongoing commitment to technology development and deployment in support of our most advanced customers incorporating 130 nanometer and 90 nanometer processes into their designs insures that Photronics can further strengthen its global competitive position and achieve its longer term growth and profitability goals.”

A conference call with investors and the media to discuss these results can be accessed by logging onto Photronics’ web site at www.photronics.com, then select the Q2-FY03 Earnings in the “Conference Calls” menu at the top of the page.  The call is scheduled for 8:30 a.m. Eastern Standard Time on Wednesday, May 21st and will be archived for instant replay access until the Company reports its fiscal third quarter results during August 2003.  The live call dial-in number is (706)634-5086.

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Photronics is a leading worldwide manufacturer of photomasks.  Photomasks are high precision quartz plates that contain microscopic images of electronic circuits.  A key element in the manufacture of semiconductors, photomasks are used to transfer circuit patterns onto semiconductor wafers during the fabrication of integrated circuits.  They are produced in accordance with circuit designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America.  Additional information on the Company can be accessed at www.photronics.com.

Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  Certain statements in this release are considered “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.   All forward-looking statements involve risks and uncertainties.   In particular, any statement contained in this release regarding the consummation and benefits of future acquisitions, expectations with respect to future sales, financial performance, operating efficiencies and product expansion, are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond the control of the Company.   These factors may cause actual results, performance or achievements to differ materially from anticipated results, performances or achievements.   Factors that might affect such forward looking statements include, but are not limited to, overall economic and business conditions; the demand and receipt of orders for the Company’s products; competitive factors in the industries and geographic markets in which the Company competes; changes in federal, state and foreign tax requirements (including tax rate changes, new tax laws and revised tax law interpretations); the Company’s ability to place new equipment in service on a timely basis; interest rate fluctuations and other capital market conditions, including foreign currency rate fluctuations; economic and political conditions in international markets; the ability to obtain a new bank facility or other financings; the ability to achieve anticipated synergies and other cost savings in connection with acquisitions and productivity programs; the timing, impact and other uncertainties of future acquisitions and investments; the seasonal and cyclical nature of the semiconductor industry; the availability of capital; management changes; damage or destruction to our facilities by natural disasters, labor strikes, political unrest or terrorist activity; the ability to fully utilize its tools; the ability of the Company to receive desired yields, pricing, product mix, and market acceptance of its products; changes in technology; and other risks and uncertainties set forth in the Company’s SEC filings from time to time.   Any forward-looking statements should be considered in light of these factors.   The Company assumes no obligation to update the information in this release.

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